UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Sypris Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2006 Annual Meeting

and

Proxy Statement

SYPRIS SOLUTIONS, INC.

101 Bullitt Lane, Suite 450

Louisville, Kentucky 40222

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. EDT
Tuesday, May 2, 2006

PLACE	Lower Level Seminar Room
101 Bullitt Lane, Louisville, Kentucky 40222

ITEMS OF BUSINESS	(1) To elect three Class I members of the Board of Directors, whose terms are described in the Proxy Statement.
(2) To transact such other business as may properly come before the meeting and any adjournment thereof.

RECORD DATE	Holders of Sypris Common Stock of record at the close of business on March 9, 2006 are entitled to vote at the meeting.

ANNUAL REPORT	The Company’s 2005 Annual Report, which is not a part of the proxy soliciting materials, is enclosed.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

John R. McGeeney

General Counsel and Secretary

March 24, 2006

Sypris Solutions, Inc. 101 Bullitt Lane, Suite 450 Louisville, KY 40222

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Sypris Solutions, Inc. of proxies to be voted at our 2005 Annual Meeting of Stockholders, and at any postponement or adjournment thereof. In this Proxy Statement, we refer to Sypris Solutions, Inc. as “Sypris,” “Sypris Solutions,” “we,” “our” or “the Company.”

You are cordially invited to attend the Annual Meeting on May 2, 2006, beginning at 10:00 a.m. EDT. The Annual Meeting will be held at 101 Bullitt Lane, Lower Level Seminar Room, Louisville, Kentucky 40222.

We are first mailing this Proxy Statement and accompanying forms of proxy and voting instructions on or about March 24, 2006, to holders of our Common Stock at the close of business on March 9, 2006, the Record Date for the Annual Meeting.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. Most stockholders have a choice of voting over the Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. Please be aware that if you vote over the Internet, you might incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. EDT on May 1, 2006.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the Annual Meeting.

In order to vote over the Internet or via telephone, stockholders must have their voting form in hand and call the number or go to the website identified on the enclosed form and follow the instructions to vote on the Internet or via telephone.

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote in person at the Annual Meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

Stockholders Entitled to Vote

Stockholders of Sypris Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

On the Record Date, March 9, 2006, there were 18,274,308 shares of Sypris Common Stock outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at the Company’s offices at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, between the hours of 8:30 a.m. and 5:30 p.m. local time.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum at the meeting for the election of directors. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Gill Family

As of the Record Date, the Gill family beneficially owned an aggregate of 8,640,111 shares or 46.7% of the Company’s outstanding Common Stock. For further information on ownership of Common Stock by the Gill family, see Stock Ownership of Certain Beneficial Owners.

Multiple Stockholders Sharing the Same Address

In accordance with a notice sent to eligible stockholders who share a single address by one or more banks, brokers or nominees with accountholders who are Sypris stockholders, those stockholders will receive only one Annual Report and Proxy Statement at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement in the future, he or she may contact the bank, broker or nominee directly or contact Sypris at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 or at 502-329-2000. If you own your shares through a bank, broker or other nominee, and you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting the bank, broker or nominee.

Cost of Proxy Solicitation

Sypris will pay the cost of soliciting proxies. Sypris may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company, without additional compensation, in person or by telephone, facsimile or other electronic means.

GOVERNANCE OF THE COMPANY

Board of Directors

Our Board of Directors has adopted the Sypris Solutions, Inc. Guidelines on Corporate Governance (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for the Company’s corporate governance initiatives and cover topics including, but not limited to, Board of Director and Committee composition and operation, director compensation and stock ownership requirements, and director tenure. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines on a regular basis, and reporting any recommended changes to the Board of Directors. On December 14, 2005, pursuant to a recommendation by the Nominating and Governance Committee, the Board of Directors amended the Guidelines to align the valuation of director holdings for director stock ownership requirements with the determination used for the stock holding requirements of the Company’s officers. A current copy of the Guidelines is available on the Company’s website at www.sypris.com.

During 2005, the Board of Directors held six meetings, and the Committees held sixteen meetings. All directors attended at least 75% of the Board meetings and meetings of Committees of which they are members. Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Stockholders, more than a majority of the directors have attended all Annual Meetings. Eight of nine directors attended the 2005 Annual Meeting.

Independence

The Board of Directors has determined that John F. Brinkley, William G. Ferko, Henry F. Frigon, William L. Healey, Sidney R. Petersen and Robert Sroka are “independent directors,” as such term is defined in NASD Rule 4200(a)(15).

In December 2005, the Board of Directors appointed William G. Ferko to serve a one-year term as Lead Independent Director. In this capacity, Mr. Ferko has frequent contact with our management, consulting with our executive officers and others on a broad range of matters. Mr. Ferko, as Lead Independent Director, presides over periodic independent sessions of the Board of Directors in which only independent directors participate. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the independent directors as a group may do so by writing Lead Independent Director, Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

Communications with Stockholders

Our Board of Directors welcomes communications from our stockholders. Stockholders may send communications to the Board of Directors, or to any director in particular, c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222. Any correspondence addressed to the Board of Directors, or to any director in particular, in care of the Company, is forwarded by us to the addressee, without review by management.

Committees of the Board of Directors

During 2005, the Board of Directors had four ongoing Committees: the Audit and Finance Committee, the Compensation Committee, the Executive Committee and the Nominating and Governance Committee.

The current members of the Audit and Finance Committee are Sidney R. Petersen (Chairman), William G. Ferko and Robert Sroka. During 2005, the Audit and Finance Committee met seven times.

The current members of the Compensation Committee are Henry F. Frigon (Chairman), Sidney R. Petersen, Robert Sroka and John F. Brinkley, who was appointed to this Committee by the Board of Directors upon his election to the Board in April 2005. During 2005, the Compensation Committee met six times.

The current members of the Executive Committee are Robert E. Gill (Chairman), Henry F. Frigon, Jeffrey T. Gill and R. Scott Gill. During 2005, the Executive Committee held no meetings and took actions via unanimous written consent on two occasions.

The current members of the Nominating and Governance Committee are William G. Ferko (Chairman), Henry F. Frigon and John F. Brinkley, who was appointed to this Committee by the Board of Directors upon his election to the Board in April 2005. William L. Healey served on the Nominating and Governance Committee until April 2005. During 2005, the Nominating and Governance Committee met three times.

Audit and Finance Committee

The Audit and Finance Committee currently consists of three directors, each of whom satisfies the independence requirements set forth in NASD Rule 4200(a)(15) and Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended. In addition, the Audit and Finance Committee, composed of the directors named in the preceding section, satisfies the requirements of NASD Rule 4350(d)(2). The Board of Directors has also determined that Sidney R. Petersen qualifies for and currently serves as the Committee’s “financial expert” for purposes of Item 401(h) of Regulation S-K promulgated by the SEC. The functions of the Audit and Finance Committee are described below under the heading Audit and Finance Committee Report. The Audit and Finance Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Audit and Finance Committee reviews and reassesses the adequacy of the Audit and Finance Committee Charter on an annual basis. The Audit and Finance Committee Charter is attached as Exhibit A to this Proxy Statement.

Compensation Committee

The Compensation Committee currently consists of four directors, each of whom has no financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement) and meets the NASD standard for independence set forth in NASD Rule 4200(a)(15). The functions of the Compensation Committee include administering management incentive compensation plans, establishing the compensation of officers and reviewing the compensation of directors. The Compensation Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. A current copy of the Compensation Committee Charter is available on the Company’s website at www.sypris.com.

Executive Committee

The Executive Committee currently consists of four directors. The functions of the Executive Committee include exercising the duties of the full Board of Directors when and if necessary between regular meetings of the Board of Directors. The Executive Committee possesses all of the power of the full Board of Directors, except for certain powers under Delaware law which can only be exercised by the full Board. The Executive Committee operates pursuant to a formal written charter setting out the functions that this Committee is to perform. A current copy of the Executive Committee Charter is available on the Company’s website at www.sypris.com.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of three directors, each of whom satisfy the independence requirements set forth in NASD Rule 4200(a)(15). The functions of the Nominating and Governance Committee include recommending nominees to the Board of Directors for election as directors of the Company, and evaluating the performance and effectiveness of the Board of Directors, including a periodic assessment of the effectiveness of each of the directors. The Nominating and Governance Committee also makes recommendations to the Board of Directors from time to time as to matters of corporate governance.

The Nominating and Governance Committee employs an independent director profile to describe the process by which candidates for inclusion in the Company’s recommended slate of independent director nominees may be selected. The Nominating and Governance Committee takes a number of attributes into account during the nomination process, including an individual’s demonstrated leadership, maturity and public company experience. The Nominating and Governance Committee also places a value on building a diversity of viewpoints on the Board. In addition, the Nominating and Governance Committee will consider an individual’s integrity and commitment, as well as the candidate’s experience in our core market industries, certain targeted knowledge areas, complex multi-industry and/or technological areas and growth manufacturing or service operations.

All nominees for election at this Annual Meeting of Stockholders, except John F. Brinkley, were previously elected by stockholders. Mr. Brinkley, a nominee for election by stockholders at this Annual Meeting, joined the Board of Directors effective April 26, 2005 to fill the vacancy created by the 2005 death of long-time independent director Roger W. Johnson. Mr. Brinkley came to the attention of the Nominating and Governance Committee through a recommendation by management. Utilizing the independent director profile and selection process identified above, the Nominating and Governance Committee recommended that the Board of Directors elect Mr. Brinkley to the Board.

To date, the Nominating and Governance Committee has not engaged third parties to identify or evaluate potential director candidates. Currently, the Company does not seek or accept director nominations recommended by security holders (other than those directors who are also security holders, acting in their capacity as directors), and has not received any such nominations by any non-director security holders to date.

The Nominating and Governance Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Nominating and Governance Committee reviews and reassesses the adequacy of the Nominating and Governance Committee Charter on an annual basis. A current copy of the Nominating and Governance Committee Charter is available on the Company’s website at www.sypris.com.

Compensation of Directors

Non-employee directors (John F. Brinkley, William G. Ferko, Henry F. Frigon, R. Scott Gill, William L. Healey, Sidney R. Petersen and Robert Sroka) receive an annual retainer of $24,000, a fee of $1,500 for attending each meeting of the Board of Directors ($300 if attendance was by phone), $1,500 for acting in the capacity of Chairman for each Committee meeting ($300 if attendance was by phone) and a fee of $1,000 for other non-employee directors attending each Committee meeting ($300 if attendance was by phone). Committee fees are earned regardless of whether Committee meetings are held on the same date as a Board of Directors’ meeting date. On March 1, 2005, the Board of Directors increased the annual retainer from $19,000 to $20,000 and increased the Committee Chair fee from $1,400 to $1,500. On March 2, 2006, the Board of Directors increased the annual retainer from $20,000 to $24,000 and increased the board meeting attendance fee from $1,450 to $1,500.

Non-employee directors may elect to receive their annual retainer and meeting fees in the form of stock options. The number of stock options is determined by dividing the annual retainer and fee amount, as applicable, by 33% of the fair market value of Common Stock on the date of grant. During 2005, John F. Brinkley, William G. Ferko, Sidney R. Petersen and Robert Sroka elected to receive their annual retainer and meeting fees in the form of stock options, and a total of 43,893 options were granted to these non-employee directors in payment of director fees. Non-employee directors receive grants of stock options in the amount of 10,000 shares upon their initial election as a director and receive annual grants in the amount of 6,000 shares for each year thereafter that they continue to serve as a director. On April 26, 2005, John F. Brinkley was granted an option to purchase 10,000 shares upon his initial election to the Board. On January 1, 2005, William G. Ferko was granted an option to purchase 10,000 shares upon his initial election to the Board of Directors, and he was granted a pro-rated amount of 2,362 shares following last year’s Annual Meeting on April 26, 2005. All other non-employee directors were granted an option to purchase 6,000 shares following last year’s Annual Meeting on April 26, 2005. Additionally, non-employee directors received their 2006 annual service grant of 6,000 shares on December 31, 2005. The Board of Directors approved the acceleration of the payment of the annual service grant primarily to avoid recognizing compensation expense in the Company’s statements of operations upon the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006. Options are granted to non-employee directors at fair market value on the date of grant, are immediately exercisable and have a 10-year term. During 2005, Robert Sroka exercised 7,237 shares at a weighted average exercise price per share of $4.28 per share.

All directors are reimbursed for travel and related expenses for attending Board and Committee meetings. Directors who are employees of Sypris or its affiliates are not eligible to receive compensation for services as a director. We provide non-employee directors with travel accident insurance when on Company business.

Compensation Committee Interlocks And Insider Participation

Our Compensation Committee is composed of Henry F. Frigon (Chairman), John F. Brinkley, Sidney R. Petersen, and Robert Sroka. We are unaware of any relationships during 2005 among our officers and directors which would require disclosure under this caption.

Certain Employees

Occasionally, we may have employees who are related to our executive officers. We compensate these individuals consistently with our policies that apply to all employees. During 2005, a named executive officer’s son was employed by a subsidiary of the Company at an annual compensation which exceeded $60,000.

Code of Business Conduct

We have a corporate responsibility and compliance program which includes a written code of business conduct. We require all employees, including all officers and senior level executives, to adhere to our code of business conduct in addressing the legal and ethical issues encountered in conducting their work. The code of business conduct requires each of our employees to avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest, fair and ethical manner and otherwise act with integrity. Our employees are required to certify that they have received a copy of the code of business conduct and have been provided with training on the code of business conduct and their related legal obligations. Employees are required to report any conduct they believe to be an actual or apparent violation of the code of business conduct or other Company policies and procedures. The code of business conduct details the procedures for confidential and anonymous reporting by employees and emphasizes our policy of non-retaliation. Our code of business conduct can be found on our corporate website at www.sypris.com. The information on our website is not part of this Proxy Statement and is not soliciting material.

RELATIONSHIP WITH INDEPENDENT PUBLIC

ACCOUNTANTS

Ernst & Young LLP has served as the Company’s independent public accountants and auditors since and including the fiscal year ended December 31, 1989. Although the Audit and Finance Committee has not yet completed its process for selecting the independent public accountant and auditor for the Company with respect to its 2006 financial statements, the Audit and Finance Committee has approved the interim engagement of Ernst & Young LLP to perform audit and audit-related services with respect to 2006. The Audit and Finance Committee’s selection process includes consideration of the following factors: history of and reputation for thoroughness, accuracy, excellence and integrity; reasonableness of fees; continuity of experience with the Company’s business, internal controls and accounting issues; and independence. The Audit and Finance Committee has approved the fees described below for non-audit services for 2005 and believes such fees are compatible with the independence of Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Fees Billed by Ernst & Young LLP

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and 2004 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Years Ended December 31,
	2005	2004
Audit Fees (1)	$911,202	$896,101
Audit-Related Fees (2)	6,650	9,320
Tax Fees (3)	213,777	127,106
All Other Fees	—	—

Total	$1,131,629	$1,032,527

(1)	Audit Fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, an attestation report on the Company’s internal control over financial reporting in 2005 and 2004, plus a review of a registration statement on Form S-3 and issuance of a consent in 2004.

(2)	Audit-Related Fees principally included education and assistance in assessing the impact of proposed standards, rules or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies, and agreed upon procedures performed in 2005 and 2004.

(3)	Tax Fees consist of tax return preparation fees, tax services other than those directly related to the audit of the income tax accrual, and review of state and local income tax planning opportunities.

Policy on Audit and Finance Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit and Finance Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants and auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent public accountants and auditors and management are required to periodically report to the full Audit and Finance

Committee regarding the extent of services provided by the independent public accountants and auditors in accordance with this pre-approval, and the fees for the services performed to date. None of the services provided by the independent public accountants and auditors under the categories Audit-Related, Tax and All Other Fees described above were approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in Rule 2-01(c) of Regulation S-X.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit and Finance Committee discussed these matters with the Company’s independent public accountants and auditors and with appropriate Company financial personnel. The Audit and Finance Committee also discussed with the Company’s senior management and independent public accountants and auditors the processes used to support the certifications by the Company’s chief executive officer and chief financial officer, which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit and Finance Committee met privately with both the independent public accountants and auditors and Company financial personnel, each of whom has unrestricted access to the Audit and Finance Committee.

The Audit and Finance Committee appointed Ernst & Young LLP as the independent public accountants and auditors for the Company in 2005 after reviewing the firm’s performance and independence from management, among other factors. The Audit and Finance Committee also concluded after a preliminary investigation that it was not advisable during 2005 to initiate a formal process for soliciting competitive proposals.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. Ernst & Young LLP, the Company’s independent public accountants and auditors, are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for performing an audit of management’s assessment in accordance with the standards of the United States Public Company Accounting Oversight Board and expressing an opinion on management’s assessment that the Company maintained effective internal control over financial reporting based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). The Audit and Finance Committee is responsible for monitoring and overseeing these processes.

The Audit and Finance Committee reviewed with management and Ernst & Young LLP the Company’s audited financial statements and met separately with both management and Ernst & Young LLP to discuss and review those financial statements and reports prior to issuance. Management has represented, and Ernst & Young LLP has confirmed, to the Audit and Finance Committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit and Finance Committee received from and discussed with Ernst & Young LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. Ernst & Young LLP has confirmed by letter that, in its professional judgment, it is independent of the Company.

The Audit and Finance Committee also discussed with Ernst & Young LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing

Standards Board of the American Institute of Certified Public Accountants to the extent applicable. These items relate to the scope and results of their audit of the Company’s financial statements.

The Audit and Finance Committee discussed with management and Ernst & Young LLP the quality and adequacy of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit and Finance Committee specifically addressed with management and Ernst & Young LLP, management’s annual report regarding the effectiveness of the Company’s system of internal controls over financial reporting, management’s ongoing responsibilities for establishing and maintaining an adequate system, management’s evaluation of any significant deficiencies or material weaknesses in that system, management’s process for evaluating the effectiveness of such internal controls and the framework that was used to evaluate the effectiveness of the system. Management has represented, and Ernst & Young LLP has confirmed, to the Audit and Finance Committee that the Company maintained, in all material respects, effective internal control over financial reporting based on the COSO criteria as of December 31, 2005.

The Audit and Finance Committee reviewed with Ernst & Young LLP and pre-approved their proposed audit plans, audit scope, identification of audit risks and fees. The Audit and Finance Committee also reviewed and pre-approved all non-audit services performed by Ernst & Young LLP and discussed with the independent public accountants and auditors their independence.

In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors (and the Board of Directors has approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Sidney R. Petersen (Chairman)

William G. Ferko

Robert Sroka

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with terms that expire at successive annual meetings. Three Class I directors will be elected at the Annual Meeting to serve for a three-year term expiring at our annual meeting in 2009 or until their successors have been elected and qualified, or until the earliest of their death, resignation or retirement. After many years of service on our Board, long-time independent director Henry F. Frigon, a Class I director whose term expires at this Annual Meeting, has determined not to stand for re-election at this Annual Meeting. Mr. Frigon has not communicated to the Company or the Board of Directors that his decision not to stand for re-election is based on any form of dispute or disagreement with the Company on any matter relating to its operations, policies or practices. Nominee John F. Brinkley was elected to the Board of Directors on April 26, 2005 as a Class II director to fill the vacancy created by the death of Roger W. Johnson in 2005. On March 2, 2006, the Board voted to reclassify Mr. Brinkley as a Class I director to serve until this Annual Meeting and to stand for election by stockholders at this Annual Meeting.

Our Nominating and Governance Committee is evaluating whether to fill the vacancy on the Board of Directors resulting from Mr. Frigon’s decision not to stand for re-election. Although it will not be possible for any such replacement to be included in this Proxy Statement, it is possible that, before the 2007 Annual Meeting, another candidate could be appointed by the Board of Directors to fill the vacancy, to serve as a Class II director of the Company with a term expiring in 2007.

We expect each nominee for election as a director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominees and for such substitute nominee as may be selected by the Board of Directors. The persons named as proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies for the election of the nominees named below. The persons named as proxies may not vote for a greater number of persons than the number of nominees named below.

The Board of Directors has nominated John F. Brinkley, Robert E. Gill and William L. Healey to be elected at the Annual Meeting as Class I directors whose terms will expire in 2009.

Set forth below are the principal occupation and certain other information regarding the nominees and the other directors whose terms of office will continue after the Annual Meeting.

Vote Required and Recommendation of the Board of Directors

Nominees receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and broker “non-votes” are not counted as votes cast for purposes of, and therefore will have no impact as to, the election of directors. The Board of Directors recommends a vote FOR the election of the above-named nominees as Class I directors.

CLASS I DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2009

John F. Brinkley Age 68	John F. Brinkley has served as a director of Sypris since April 2005. Mr. Brinkley retired as General Manager, North American Automotive Operations Export Sales for Ford Motor Company in 1995 after a 33 year career with Ford. He also served in a variety of responsible management positions with Ford in Europe, including Vice President of Marketing, Director of Southern Europe Sales Operations and Director of Truck Operations. Mr. Brinkley is a member of the Compensation Committee and the Nominating and Governance Committee.

Robert E. Gill Age 80	Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

William L. Healey Age 61	William L. Healey has served as a director of Sypris since 1997. Mr. Healey currently serves as a private investor and business consultant. From 2002 to 2005, he served as President and Chief Executive Officer of Cal Quality Electronics, an electronics manufacturing company. Mr. Healey served as a private investor and consultant from 1999 to 2002. He served as Chairman of the Board of Smartflex Systems, an electronics manufacturing company, from 1996 to 1999 and as its President and Chief Executive Officer from 1989 to 1999. Prior to 1989, Mr. Healey served in a number of senior executive positions with Silicon Systems, including Senior Vice President of Operations. Mr. Healey also serves as a director of Microsemi Corporation.

CLASS II DIRECTORS WHOSE TERMS WILL EXPIRE IN 2007

R. Scott Gill Age 47	R. Scott Gill has served as a director of Sypris and its predecessor since 1983. Mr. Gill has served as Managing Member of Astor & Longwood, LLC, a real estate development and investment company, since June 2005. He served as a Managing Broker with Coldwell Banker Residential Brokerage from 2003 to 2005. Mr. Gill served as a Managing Broker and Associate with Koenig & Strey GMAC Real Estate, a residential real estate firm from 1999 to 2003. He served as Project Manager for IA Chicago, an architectural design firm, from 1998 to 1999, as Senior Vice President and Secretary of Sypris from 1997 to 1998, and as Vice President and Secretary of its predecessor from 1983 to 1998. Mr. Gill is a member of the Executive Committee. R. Scott Gill is the son of Robert E. Gill and the brother of Jeffrey T. Gill.

Robert Sroka Age 56	Robert Sroka has served as a director of Sypris since 1997. Mr. Sroka has served as Managing Director of Corporate Solutions Group, an investment banking firm, since December 2003. From 1998 to 2005, he served as Managing Partner of Lighthouse Partners, a private investment and business consulting company. Mr. Sroka served as Managing Director of Investment Banking-Mergers and Acquisitions for J.P. Morgan from 1994 to 1998. Prior to 1994, he served in a variety of senior executive positions with J.P. Morgan, including Vice President-Investment Banking and Vice President-Corporate Finance. Mr. Sroka is a member of the Audit and Finance Committee and the Compensation Committee.

CLASS III DIRECTORS WHOSE TERMS WILL EXPIRE IN 2008

William G. Ferko Age 51	William G. Ferko has served as a director of Sypris since January 2005. Mr. Ferko has served as Vice President and Chief Financial Officer of Genlyte Group Incorporated, a manufacturer of lighting fixtures and controls, since 1998. Prior to 1998, he served in several finance positions for Tenneco Inc. and its automotive and packaging divisions and as Chief Financial Officer for Monroe Auto Equipment Company and Goss Graphic Systems. Mr. Ferko is Chairman of the Nominating and Governance Committee and is a member of the Audit and Finance Committee.

Jeffrey T. Gill Age 50	Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

Sidney R. Petersen Age 75	Sidney R. Petersen has served as a director of Sypris since 1997 and of Sypris Electronics from 1994 until its merger with Sypris in 1998. Mr. Petersen retired as Chairman of the Board and Chief Executive Officer of Getty Oil in 1984, where he served in a variety of increasingly responsible management positions since 1955. He is Chairman of the Audit and Finance Committee and is a member of the Compensation Committee.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the beneficial ownership of our Common Stock as of March 9, 2006 for (a) each director and nominee for director of the Company; (b) each person who is known by us to own 5% or more of our Common Stock; (c) the person who in 2005 was the President and Chief Executive Officer of the Company; (d) the four other most highly compensated executive officers named in the Summary Compensation Table; and (e) the directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to such securities.

	Shares Beneficially Owned Common Stock
	Number	Percent
Robert E. Gill (1) 253 Canton Avenue East Winter Park, Florida 32789	3,275,666	17.9%

Virginia G. Gill (2) 253 Canton Avenue East Winter Park, Florida 32789	3,275,666	17.9%

Jeffrey T. Gill (3) 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222	6,217,906	33.7%

R. Scott Gill (4) 161 East Chicago Avenue Chicago, Illinois 60611	5,695,871	31.1%

GFP I, LP (5) 1220 North Market Street, Suite 606 Wilmington, Delaware 19801	3,274,666	17.9%

Gill Family Capital Management, Inc. (6) 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222	3,274,666	17.9%

John F. Brinkley (7)	23,708	*
William G. Ferko (8)	30,893	*
Henry F. Frigon (9)	85,955	*
William L. Healey (10)	69,000	*
Sidney R. Petersen (11)	156,225	*
Robert Sroka (12)	137,017	*
John M. Kramer (13)	180,097	1.0%
Richard L. Davis (14)	181,917	1.0%
John R. McGeeney (15)	84,000	*

Current directors and executive officers as a group (17 persons)	10,123,852	51.6%

Wellington Management Company, LLP (16)	1,892,799	10.42%
Dimensional Fund Advisors Inc. (17)	1,546,273	8.51%

*	less than 1%.

(1)	Includes 500 shares beneficially owned by Virginia G. Gill, his wife. Robert E. Gill shares voting and investment power with his spouse with respect to these shares. Also includes 3,274,666 shares of the Common Stock of the Company owned by GFP I, LP, a Delaware limited partnership, of which Robert E. Gill is a limited partner holding a 42.91% ownership interest and of which Virginia G. Gill is a limited partner holding a 43.81% ownership interest. On the basis of certain provisions of the limited partnership agreement of GFP I, LP (the “Partnership Agreement”), Robert E. Gill and Virginia G. Gill may be deemed to beneficially own shares of Common Stock that are attributable to such limited partnership interests. Mr. Gill is also a director and executive officer of the Company and was a named officer during 2005.

(2)	Includes 500 shares beneficially owned by Robert E. Gill, her husband. Virginia G. Gill shares voting and investment power with her spouse with respect to these shares. Also includes 3,274,666 shares held by GFP I, LP. See footnote (1) above for certain information concerning GFP I, LP.

(3)	Includes 170,000 shares issuable under currently exercisable stock options and 23,975 shares owned by Patricia G. Gill, his wife. Jeffrey T. Gill shares voting and investment power with his spouse with respect to these shares. Also includes 3,274,666 shares held by GFP I, LP, of which Jeffrey T. Gill is a limited partner holding a 0.98% ownership interest, of which Patricia G. Gill is a limited partner holding a 0.98% ownership interest, and of which trusts for the benefit of Jeffrey T. Gill’s children, of which Jeffrey T. Gill is trustee, are limited partners holding an aggregate of 6.63% ownership interest. Gill Family Capital Management, Inc., a Delaware corporation (the “General Partner”), is the general partner of GFP I, LP, with a 0.96% ownership interest in GFP I, LP. Jeffrey T. Gill is the Co-President and Treasurer of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of Jeffrey T. Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, Jeffrey T. Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director and executive officer of the Company and was a named officer during 2005.

(4)	Includes 68,500 shares issuable under currently exercisable stock options. Includes 3,274,666 shares owned by GFP I, LP, of which R. Scott Gill is a limited partner holding a 3.73% ownership interest. R. Scott Gill is the Co-President and Secretary of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of R. Scott Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, R. Scott Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director of the Company.

(5)	Voting and investment power is exercised through the General Partner. See footnotes (3) and (4).

(6)	In its capacity as General Partner. See footnotes (3) and (4).

(7)	Represents shares issuable under currently exercisable stock options.

(8)	Includes 27,193 shares issuable under currently exercisable stock options.

(9)	Includes 84,705 shares issuable under currently exercisable stock options, and 1,250 shares held in a 501(c)(3) charitable foundation of which Mr. Frigon has both voting and investment power.

(10)	Includes 68,500 shares issuable under currently exercisable stock options, and 500 shares held by a family trust of which Mr. Healey is a co-trustee. Mr. Healey shares voting and investment power with respect to the shares held by the family trust.

(11)	Includes 144,631 shares issuable under currently exercisable stock options, and 11,594 shares held by a family trust of which Mr. Petersen is a trustee. Mr. Petersen shares voting and investment power with respect to the shares held by the family trust.

(12)	Includes 132,167 shares issuable under currently exercisable stock options.

(13)	Includes 114,681 shares issuable under currently exercisable stock options. Mr. Kramer was a named officer during 2005.

(14)	Includes 114,530 shares issuable under currently exercisable stock options. Mr. Davis was a named officer during 2005.

(15)	Includes 65,000 shares issuable under currently exercisable stock options. Mr. McGeeney was a named officer during 2005.

(16)	Based on a Schedule 13G filed February 14, 2006 with the SEC by Wellington Management Company, LLP and dated December 30, 2005. According to the filing, Wellington Management Company, LLP (“Wellington”), in its capacity as investment advisor may be deemed to beneficially own shares held of record by clients of Wellington Management Company, LLP. Wellington reports shared voting power with respect to 859,400 of the shares and shared dispositive power with respect to 1,892,799 of the shares. Wellington’s address is 75 State Street, Boston MA 02109.

(17)	Based on a Schedule 13G filed February 6, 2006 with the SEC by Dimensional Fund Advisors Inc. and dated December 31, 2005. According to the filing, Dimensional Fund Advisors Inc. (“Dimensional”), in its role as an investment advisor or manager, possesses voting and investment power over these shares that are owned by advisory clients of Dimensional. Dimensional disclaims beneficial ownership of these shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica CA 90401.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of Sypris Common Stock to file reports of holdings and transactions in Sypris stock with the Securities and Exchange Commission. Based on our information, we believe that all Section 16(a) Securities and Exchange Commission filing requirements applicable to our directors, officers and other beneficial owners for 2005 were timely met, except for the reporting of one sale transaction by each of Henry F. Frigon and Robert Sroka that were omitted from otherwise timely filed Form 4 filings reflecting a series of sale transactions, in each case due to transaction information omissions from the brokers. The required transactions were subsequently reported on Form 4.

PERFORMANCE GRAPH

The graph below shows a comparison of cumulative total stockholder returns for Sypris, calculated on a dividend reinvestment basis, from December 31, 2000 through December 31, 2005. The Company’s Common Stock is traded on the Nasdaq National Market under the symbol “SYPR.” In the performance graph, the cumulative total stockholder return of the Company is compared to the Russell 2000 Index and the S&P SmallCap 600 Index. The S&P SmallCap 600 Index has been selected as a basis of comparison since Sypris believes the S&P SmallCap 600 Index appropriately tracks the performance of multi-industry businesses at its level of market capitalization.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG SYPRIS SOLUTIONS, INC., THE S&P SMALLCAP 600 INDEX

AND THE RUSSELL 2000 INDEX

*$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Values are as of December 31.

Sypris Solutions, Inc.

Proxy Performance Graph

Year Ended 12/31/05

	12/00	12/01	12/02	12/03	12/04	12/05
Sypris Solutions, Inc.	100.00	198.38	149.32	248.33	227.91	150.14
S&P SmallCap 600 Index	100.00	106.54	90.95	126.23	154.82	166.71
Russell 2000 Index	100.00	102.49	81.49	120.00	142.00	148.46

EXECUTIVE OFFICERS

Executive officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below are the ages, positions and certain other information regarding the executive officers of the Company.

Robert E. Gill Age 80	Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

Jeffrey T. Gill Age 50	Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

John M. Kramer Age 63	John M. Kramer has served as Group Vice President of Sypris since December 2004, as Vice President of Sypris from 2000 to December 2004, as President and Chief Executive Officer of its subsidiary, Sypris Technologies, from 1985 to April 2005, and as President of Sypris Technologies from April 2005 to the present. Prior to 1985, Mr. Kramer served in a number of senior management positions with Sypris Technologies, Xerox and Ford Motor Company. Mr. Kramer holds a BS degree in Management from the University of Louisville.

Robert B. Sanders Age 48	Robert B. Sanders has served as Group Vice President of Sypris and as President of its subsidiary, Sypris Electronics, since March 2005. From 2000 to 2005, Mr. Sanders served as General Manager and Site Executive for the Defense & Space Electronics Systems division of Honeywell. From 1997 to 2000, he served as Deputy Director Product Development for ITT Industries, a diversified engineering and manufacturing company with expertise in defense electronics and services. Mr. Sanders holds a Bachelor of Arts Degree in Management/Aeronautics from Dowling College and is a former Naval Aviator with the United States Marine Corps.

Kathy Smith Boyd Age 52	Kathy Smith Boyd has served as a Vice President of Sypris, as President and Chief Executive Officer of its subsidiary, Sypris Test & Measurement, from 2003 to April 2005 and as President of Sypris Test & Measurement from April 2005 to the present. Ms. Boyd served as Corporate Vice President for Global Services and Solutions for Acterna, a communications test and measurement company, from 2000 to 2002, as Vice President and General Manager of the North American Consulting Business of Hewlett Packard from 1998 to 2000, and in a variety of management positions with Hewlett Packard from 1985 to 1998. Ms. Boyd holds a BA degree in History and Psychology from Moravian College.

G. Darrell Robertson Age 63	G. Darrell Robertson has served as a Vice President of Sypris, as President and Chief Executive Officer of its subsidiary, Sypris Data Systems, from 2000 to April 2005 and as President of Sypris Data Systems from April 2005 to the present. Mr. Robertson served as an Executive Consultant for Atlantic Management Associates and as Managing Partner for TMT Acquisition, both small business consulting firms, from 1998 to 2000, as President of Aydin Telemetry from 1997 to 1998, and as Vice President of Controlotron Corporation from 1994 to 1996. Prior to 1994, Mr. Robertson served in a number of senior executive positions with Republic Electronics Corporation and Aeroflex Laboratories. Mr. Robertson holds BS and MS degrees in Electrical Engineering from Purdue University.

T. Scott Hatton Age 39	T. Scott Hatton has served as Vice President and Chief Financial Officer of Sypris since July 2005. From 2003 to July 2005, Mr. Hatton served as Vice President and Chief Financial Officer for Honeywell Automation & Control Solutions, a strategic business group of Honeywell. From 2002 to 2003, he served as Vice President and Chief Financial Officer for the Transportation Systems of Honeywell. From 1988 to 2002, Mr. Hatton served in a number of progressively responsible executive positions with the General Electric Company, including most recently as Chief Financial Officer of the Global Noryl business unit of GE Plastics and as Chief Financial Officer for GE Superabrasives. Mr. Hatton is a graduate of the GE Financial Management Program and holds a Bachelor’s Degree in Business Administration from the University of Kentucky.

Richard L. Davis Age 52	Richard L. Davis has served as Senior Vice President of Sypris since 1997, as Secretary from 1998 to 2003 and as Vice President and Chief Financial Officer of its predecessor from 1985 to 1997. Prior to 1985, Mr. Davis served in a number of management positions with Armor Elevator and Coopers and Lybrand. Mr. Davis holds a BS degree in Business Administration from Indiana University and an MBA from the University of Louisville. He is a certified public accountant in the state of Kentucky.

John R. McGeeney Age 49	John R. McGeeney has served as General Counsel and Secretary of Sypris since June 2003. Mr. McGeeney served Of Counsel to Middleton and Reutlinger, a law firm, in 2003, and as General Counsel for Inviva, Inc., an insurance holding company, from 2000 to 2002. Mr. McGeeney also served in several senior leadership positions, including General Counsel and Secretary, with ARM Financial Group, a financial services company, from 1994 to 1999, and as Counsel and Assistant General Counsel for Capital Holding Corporation, a financial services company, from 1988 to 1994. Mr. McGeeney holds a BA degree from Amherst College and a JD degree from the University of Notre Dame Law School.

Anthony C. Allen Age 47	Anthony C. Allen has served as Vice President, Treasurer and Assistant Secretary of Sypris since December 2004 and as Vice President of Finance and Information Systems and Assistant Secretary of Sypris from 2003 to December 2004. Mr. Allen served as Vice President, Controller and Assistant Secretary of Sypris from 1997 to 2003. He served as Vice President of Finance of Sypris’ predecessor from 1994 to 1998 and as Vice President and Controller from 1987 to 1994. Prior to 1987, Mr. Allen served in a variety of management positions with Armor Elevator. Mr. Allen holds a Bachelors degree in Business Administration from Eastern Kentucky University and an MBA from Bellarmine University. He is a certified public accountant in the state of Kentucky.

The following table sets forth information concerning total compensation earned or paid to the President and Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2005 (the “named executive officers”) for services rendered to the Company during each of the past three fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position*	Annual Compensation					Long Term Compensation Awards				All Other Compensation
	Year	Salary	Bonus		Other Annual Compensation	Restricted Stock Awards		Securities Underlying Options/ SARs
Jeffrey T. Gill President and Chief Executive Officer	2005 2004 2003	$469,615 435,000 440,962		— — —	— — —	$266,000 — —	(1)	20,000 — —	(2)	$11,301 13,758 13,434	(3)(4) (5)(6) (7)(8)

John M. Kramer	2005	$365,000		—	—	$179,550	(9)	15,000	(2)	$8,557	(3)(4)
Group Vice President; President of Sypris Technologies, Inc.	2004 2003	269,231 244,038	$	— 10,000	— —	— —		— 42,240	(10)	7,615 10,465	(5)(6) (7)(8)

Robert E. Gill Chairman of the Board	2005 2004 2003	$284,615 275,000 276,154		— — —	— — —	— — —		— — —		$7,252 11,712 11,274	(3)(4) (5)(6) (7)(8)

Richard L. Davis Senior Vice President	2005 2004 2003	$265,000 232,692 229,615	$	— — 18,500	— — —	$119,700 — —	(11)	20,000 — 61,325	(2) (10)	$9,925 12,801 12,306	(3)(4) (5)(6) (7)(8)

John R. McGeeney General Counsel and Secretary	2005 2004 2003	$250,000 201,154 101,250		— — —	— — —	$119,700 — —	(11)	20,000 — 80,000	(2) (12)(13)	$8,753 12,341 4,647	(3)(4) (5)(6) (7)(8)

* T. Scott Hatton, Vice President and Chief Financial Officer of the Company, and Robert B. Sanders, Group Vice President of the Company and President of Sypris Electronics, LLC, were not employed with the Company for the full year 2005 and would have been included in the Summary Compensation Table had they been employed for the full period. It is expected that both individuals will be included in the Summary Compensation Table for 2006.

(1)	Grant of 20,000 restricted shares, vesting in increments of 33%, 33% and 34% on August 1 of 2008, 2010 and 2012, respectively, contingent upon the achievement of certain financial goals. The amount reported represents the dollar value on the date of grant. As of December 31, 2005, the number and value of aggregate restricted stock holdings are 20,000 and $199,600, respectively. Dividends on these restricted shares are paid to Mr. Gill in cash.

(2)	Options pursuant to the 2004 Sypris Equity Plan.

(3)	Includes contributions to 401(k) Retirement Plan ($8,400 for each of Mr. Jeffrey T. Gill, Mr. Davis and Mr. McGeeney, $6,300 for Mr. Kramer and $2,100 for Mr. Robert E. Gill).

(4)	Includes amounts paid on (i) Group Term Life Insurance policies ($736 for Mr. Jeffrey T. Gill, $2,257 for Mr. Kramer, $5,152 for Mr. Robert E. Gill, $589 for Mr. Davis, and $353 for Mr. McGeeney) and (ii) Executive Life Insurance policies ($2,165 for Mr. Jeffrey T. Gill and $936 for Mr. Davis).

(5)	Includes contributions to 401(k) Retirement Plan ($12,300 for each of Mr. Jeffrey T. Gill and Mr. Davis, $6,150 for each of Mr. Kramer and Mr. Robert E. Gill, and $12,070 for Mr. McGeeney).

(6)	Includes amounts paid on (i) Group Term Life Insurance policies ($693 for Mr. Jeffrey T. Gill, $1,465 for Mr. Kramer, $5,562 for Mr. Robert E. Gill, $501 for Mr. Davis, and $271 for Mr. McGeeney) and (ii) Executive Life Insurance policies ($765 for Mr. Jeffrey T. Gill).

(7)	Includes contributions to 401(k) Retirement Plan ($12,000 for each of Mr. Jeffrey T. Gill and Mr. Davis, $9,000 for Mr. Kramer, $6,000 for Mr. Robert E. Gill, and $4,538 for Mr. McGeeney).

(8)	Includes amounts paid on (i) Group Term Life Insurance policies ($669 for Mr. Jeffrey T. Gill, $1,465 for Mr. Kramer, $5,274 for Mr. Robert E. Gill, $306 for Mr. Davis, and $109 for Mr. McGeeney) and (ii) Executive Life Insurance policies ($765 for Mr. Jeffrey T. Gill).

(9)	Grant of 13,500 restricted shares, vesting in increments of 33%, 33% and 33% on August 1 of 2008, 2010 and 2012, respectively. The amount reported represents the dollar value on the date of grant. As of December 31, 2005, the number and value of aggregate restricted stock holdings are 13,500 and $134,730, respectively. Dividends on these restricted shares are paid to Mr. Kramer in cash.

(10)	Options granted pursuant to the 1994 Stock Option Plan for Key Employees, which Plan expired on October 27, 2004.

(11)	Grant of 9,000 restricted shares, vesting in increments of 33%, 33% and 33% on August 1 of 2008, 2010 and 2012, respectively. The amount reported represents the dollar value on the date of grant. As of December 31, 2005, the number and value of aggregate restricted stock holdings are 9,000 and $89,820, respectively. Dividends on these restricted shares are paid to Mr. Davis and Mr. McGeeney in cash.

(12)	Includes 40,000 options pursuant to the 1994 Stock Option Plan for Key Employees, which Plan expired on October 27, 2004.

(13)	Includes eight (8) performance-based options to purchase 5,000 shares of Common Stock each at the higher of the target share price (“Target Share Price”) of $15, $20, $25, $30, $35, $40, $45 and $50, respectively, the fair market value of the Common Stock on the date the performance-based options are granted, or the fair market value of the Common Stock on the first business day following the calendar quarter in which the average daily fair market value of the Common Stock equals or exceeds the Target Share Price for the preceding calendar quarter. The options vest in equal annual amounts of 20% commencing with the second anniversary of the date the Target Share Price is achieved. The $15 Target Share Price was achieved following the first quarter of 2004, and 5,000 performance-based options were awarded at an exercise price of $17.25 per share, the fair market value of the Common Stock on the first business day following the calendar quarter in which the $15 Target Share Price was achieved.

The following table sets forth information with respect to option grants to the named executive officers during 2005.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name			Exercise or Base Price	Expiration Date	5%	10%
Jeffrey T. Gill	20,000(1)	5.6%	$11.92	06/30/2011	$81,079(2)	$183,940(2)
John M. Kramer	15,000(1)	4.2%	11.92	06/30/2011	60,809(2)	137,955(2)
Robert E. Gill	—	—	—	—	—	—
Richard L. Davis	12,500(1)	3.5%	11.92	06/30/2011	50,674(2)	114,963(2)
Richard L. Davis	7,500(3)	2.1%	9.98	12/30/2011	25,456(4)	57,751(4)
John R. McGeeney	12,500(1)	3.5%	11.92	06/30/2011	50,674(2)	114,963(2)
John R. McGeeney	7,500(3)	2.1%	9.98	12/30/2011	25,456(4)	57,751(4)

(1)	These options, pursuant to the long-term incentive program under the 2004 Sypris Equity Plan, were granted with 30% exercisable on the third anniversary of the grant date, 30% exercisable on the fourth anniversary of the grant date and 40% exercisable on the fifth anniversary of the grant date, commencing July 1, 2005. All vesting for these options was accelerated during 2005. See Acceleration of Option Vesting below.

(2)	Potential realizable value calculated based upon the market price of the underlying securities on the date of grant of $11.92.

(3)	These options, pursuant to the long-term incentive program under the 2004 Sypris Equity Plan, were granted with 30% exercisable on the third anniversary of the grant date, 30% exercisable on the fourth anniversary of the grant date and 40% exercisable on the fifth anniversary of the grant date, commencing December 31, 2005. All vesting for these options was accelerated during 2005. See Acceleration of Option Vesting below.

(4)	Potential realizable value calculated based upon the market price of the underlying securities on the date of grant of $9.98.

The table below sets forth information with respect to stock option exercises during 2005 by each of the named executive officers and the value of their unexercised options at December 31, 2005:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND

OPTION VALUES ON DECEMBER 31, 2005

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End		Value of Unexercised in- the-money Options/SARS at Fiscal Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey T. Gill	—	—	170,000	—	$260,500	—
John M. Kramer	—	—	98,233	84,792	127,267	$117,660
Robert E. Gill	—	—	—	—	—	—
Richard L. Davis	—	—	94,265	100,060	122,846	143,786
John R. McGeeney	—	—	65,000	35,000	—	—

(1)	Value of in-the-money options is based on the excess of the closing price of the Common Stock of the Company of $9.98 on December 30, 2005 (the last business day of 2005) over the exercise price of the options, multiplied by the number of shares underlying the options.

Acceleration of Option Vesting

During 2005, the Board of Directors approved resolutions accelerating the vesting and exercisability of all outstanding, unvested stock options granted to employees with an exercise price equal to or greater than $9.83 per share. The accelerated vesting actions affected options for 697,923 shares of the Company’s common stock. The decision to accelerate vesting of these underwater stock options was made primarily to avoid recognizing compensation expense in the Company’s statements of operations upon the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

DEFINED BENEFIT PENSION PLAN

The Company’s subsidiary, Sypris Technologies, Inc., maintains the Sypris Technologies, Inc. Retirement Plan for Salaried and Non-Bargaining Unit Employees, a defined benefit pension plan that covers employees whose wages and conditions of employment are not determined by a collective bargaining agreement. Employees hired on or after June 18, 1995 are not eligible to participate in the plan. Effective January 1, 2003, accrued benefits for highly compensated employees were frozen under the plan. Benefits under the plan are based primarily on a participant’s years of service and average earnings. Average compensation is based on average monthly compensation during the 60 calendar months of employment, out of the last 120 consecutive months of employment prior to retirement or termination, during which the employee had the greatest aggregate amount of compensation. John M. Kramer’s plan benefit, frozen effective January 1, 2003, payable at the normal retirement age of 65, is $59,011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) establishes the compensation principles that serve to guide the design of compensation plans and programs applicable to employees at all levels of the Company. The Compensation Committee also reviews the performance of the President and Chief Executive Officer and the other executive officers and determines appropriate compensation levels for each officer, having considered current survey data regarding the amounts and types of compensation offered for similar positions. The Committee also oversees the administration of the retirement savings and other benefit plans maintained by the Company. The Committee is composed entirely of independent members of the Board of Directors.

Overview

The Committee’s philosophy is to provide a compensation package that attracts, motivates and retains the highly talented individuals Sypris needs to provide outstanding products and services to its customers whose performance is critical to the long-term success of the Company. Specifically, the objectives of the Committee’s compensation practices are to:

•	Offer a total compensation program that is competitive with the average compensation levels and practices of those peer companies with which the Company competes for talent;

•	Tie a significant portion of executive compensation to the Company’s achievement of pre-established financial objectives and the executive’s individual contributions to the accomplishment of those objectives;

•	Align the interests of the Company’s executives with those of its long-term stockholders; and

•	Provide incentives that promote executive retention.

The Committee compares the key elements of the Company’s executive compensation programs with those of a comparison group of peer companies. The Committee also benchmarks the compensation of individual executives and other key employees where job descriptions are sufficiently similar.

During 2005, an independent consultant was engaged to assist the Committee in reviewing total compensation for the Company’s executive officers and certain other key employees. Based upon the analysis and recommendations of the consultant, as well as a review of other survey material and compensation information and the potential impact of the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (the “2005 Study”), the Committee made certain adjustments to executive base compensation, changed the target performance metrics for annual incentive awards, adjusted the life and vesting periods of stock option grants, implemented new long-term equity incentive programs and established executive officer and key employee stock ownership goals.

Elements of Executive Compensation

Base Salary

The Committee periodically reviews the base salaries of the Chairman, the President and Chief Executive Officer and the other members of executive management. In addition to reviewing survey data and considering the analyses and recommendations of consultants, salaries are reviewed in light of promotions or other significant changes in responsibilities. In each case, the Committee takes into account the results achieved by the executive officer or key employee, his or her future potential, scope of responsibilities and experience, and competitive salary practices. Salaries for the named executive officers and other key employees were reviewed in 2005 and adjusted where appropriate to reflect target levels between the 50th and 75th market percentiles of the relevant market survey data. The salary for the President and Chief Executive Officer was reviewed by the Committee and the Board and adjusted for the second half of 2005 to reflect target levels between the 50th and 75th market percentiles of the relevant market survey data.

Annual Incentive Awards

Annual performance incentives are tied to the Company’s overall performance, as measured against objective criteria set by the Committee. The Compensation Committee believes that a significant proportion of total cash compensation for key employees should be subject to the attainment of specific Company objectives and specific individual objectives. The Committee believes this creates a direct incentive to achieve desired performance goals and appropriately places a significant percentage of total compensation at risk. For 2005, the Compensation Committee established potential cash bonuses for executive officers and other key employees from a bonus pool tied to the Company’s achievement of certain financial goals combined with specific operational objectives. The Company did not achieve these financial goals in 2005 and no cash incentive bonuses were awarded.

Long-Term Stock-Based Incentives

The Committee believes equity ownership is essential to the compensation of key employees. A strong culture of ownership will foster the design and execution of annual operating plans—based on core strategies which enhance long-term shareholder value. After completing its 2005 Study, the Committee recommended that the Board approve an executive long-term incentive program (“ELTIP”), using a combination of restricted stock and stock option awards under the 2004 Sypris Equity Plan. The Board adopted the ELTIP for the Company’s executive officers and the Committee approved a similar program for certain other key employees (“KELTIP”).

These long-term incentive programs will provide an opportunity for executive officers and key employees to receive restricted shares and stock options at least annually. During 2005, at the Committee’s recommendation, the Board granted executive officers between 12,500 and 20,000 stock options and between 6,000 and 20,000 restricted shares under the ELTIP. The Committee granted other key employees between 1,000 and 10,000 stock options and between 1,500 and 2,500 restricted shares under the KELTIP. Similar grants will be considered in 2006.

Equity Ownership Goals. The Committee believes that key employees should have both an opportunity and an incentive to acquire and retain a significant personal ownership stake in the Company to foster the long-term growth and success of the Company. In conjunction with the ELTIP and KELTIP, the Committee has adopted new equity ownership guidelines to be achieved during the next five years. Under these guidelines, the President and Chief Executive Officer is expected to maintain beneficial equity interests at least equal to ten times his annual base salary. Other executive officers are expected to maintain beneficial equity interests at least equal to two times their annual base salary, and certain other key employees are expected to maintain beneficial equity interests at least equal to their annual base salary. The participants’ achievement of these goals will be reviewed at least annually in advance of future grants.

Restricted Shares. The Committee believes that restricted stock awards provide an immediate sense of ownership and a long-term alignment of the interests of key employees with the Company’s stockholders. The restricted shares awarded in 2005 under the ELTIP and KELTIP will vest in one-third increments over three, five and seven year periods. The award to Jeffrey T. Gill is also contingent upon the achievement of certain financial goals. All awards included voting and dividend rights.

Stock Options. The Committee believes that stock option awards provide a heightened incentive for management to create long-term stockholder value, as measured by appreciation in the price of the Company’s stock over time. The stock options awarded in 2005 under the ELTIP and KELTIP will vest on the third, fourth and fifth anniversary dates and expire on the sixth anniversary of the grant date.

Compensation of the President and Chief Executive Officer

The Committee meets with the Board of Directors each year in executive session to evaluate the performance of Jeffrey T. Gill, the Company’s President and Chief Executive Officer. The results of this evaluation are considered by the Committee and the Board in determining his compensation, consistent with the compensation policies described above.

In 2005, the Committee considered Mr. Gill’s overall compensation in light of several factors. These factors included the results of the 2005 Study, the significant organizational growth of the Company since Mr. Gill’s last salary increase in 2003, the changing scope of Mr. Gill’s role and responsibility as the Company’s diverse businesses are increasingly integrated into a single unified operating culture, the evaluation of Mr. Gill’s performance and the substantial leadership challenges likely to emerge in the Company’s core markets. The Committee, after collective consideration of these factors, recommended and the Board approved a salary increase for Mr. Gill from $435,000 to $525,000, however, Mr. Gill elected to receive the salary increase on a phased-in basis of $480,000 becoming effective on July 4, 2005 and $525,000 becoming effective September 26, 2005. The Committee also recommended an award of 20,000 stock options and 20,000 restricted shares for Mr. Gill under the ELTIP. The vesting of Mr. Gill’s restricted stock awards is contingent upon the achievement of certain financial goals as of the third, fifth and seventh anniversaries of the grant. For 2005, Mr. Gill elected not to participate in the cash bonus plan and did not receive an annual incentive award. Mr. Gill has expressed his intention not to participate in the annual incentive cash bonus plan for 2006.

Internal Revenue Code Section 162(m)

It is the intention of the Committee that, as long as it is consistent with overall compensation objectives of the Company, all executive compensation will be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code, which limits corporate deductions for compensation paid to certain executive officers to $1 million.

Acceleration of Option Vesting

In light of the Company’s plans to adopt Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”) effective January 1, 2006, the Committee and the Board of Directors

approved three resolutions accelerating the vesting and exercisability of employee stock options with exercise prices above the then current market values of the Company’s stock. Approximately 697,923 option shares with exercise prices ranging from $21.54 to $9.83 per share were vested in this manner. The accelerated vesting of the underwater stock options will reduce compensation expenses in the Company’s statements of operations in future years pursuant to the Company’s adoption of SFAS No. 123(R), effective January 1, 2006. The Committee took no action to amend the exercise prices of these underwater options.

Henry F. Frigon, Chairman

John F. Brinkley

Sidney R. Petersen

Robert Sroka

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005 with respect to shares of Sypris Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity Compensation Plans Approved by Stockholders	2,288,945	(1)(2)	$9.98	(2)	2,386,607	(3)

Equity Compensation Plans Not Approved by Stockholders	—		—		—

Total	2,288,945		$9.98		2,386,607

(1)	Consists of (a) 1,338,201 outstanding options under the 1994 Stock Option Plan for Key Employees, which Plan expired on October 27, 2004, (b) 464,851 outstanding options under the 1994 Independent Directors’ Stock Option Plan, which Plan expired on October 27, 2004, and (c) 485,893 outstanding options under the 2004 Equity Plan.

(2)	Excludes 287,000 performance-based options to purchase Sypris Common Stock under the expired 1994 Key Plan. These performance-based options have an as yet undetermined exercise price, and their terms and conditions provide for the determination of the exercise price and the beginning of the vesting period to occur when the fair market value of the Company’s Common Stock achieves certain targeted price levels.

(3)	Shares remaining available for issuance under the 2004 Equity Plan.

AVAILABILITY OF REPORT ON FORM 10-K

A stockholders’ letter and a copy of our Annual Report on Form 10-K, which together constitute our Annual Report to Stockholders, has been mailed concurrently with this Proxy Statement to stockholders entitled to notice of and to vote at the Annual Meeting. Such Annual Report is not incorporated into this Proxy Statement and shall not be considered proxy solicitation material. Stockholders may also request a copy of the Company’s Report on Form 10-K which may be obtained without charge by writing to John R. McGeeney, Secretary, Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

OTHER MATTERS

The Board of Directors does not intend to bring any other matter before the Annual Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Annual Meeting, the proxies will be voted with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares over the Internet or by telephone or mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting in the year 2007 must deliver the proposal to the Company’s corporate Secretary at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222:

➢	Not later than November 24, 2006, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Act of 1934.

➢	Stockholder proposals received after February 7, 2007, will be considered untimely, and the proxies solicited by Sypris for next year’s annual meeting may confer discretionary authority to vote on any such matters without a description of them in the Proxy Statement for that annual meeting.

John R. McGeeney

General Counsel and Secretary

March 24, 2006

EXHIBIT A

SYPRIS SOLUTIONS, INC.

AUDIT AND FINANCE COMMITTEE

CHARTER

The Audit and Finance Committee of the Board of Directors (the “Audit and Finance Committee”) shall be composed of three or more Outside Directors and shall meet the test for Independence, financial literacy and financial expertise requirements of Section 10A of the Securities Exchange Act of 1934, the Nasdaq Stock Market and any other applicable regulatory requirements. The Audit and Finance Committee shall provide assistance to the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders and the investment community with regard to accounting, reporting practices, and the quality and integrity of the Company’s financial statements. The Audit and Finance Committee shall maintain free and open communications between the Board of Directors, the independent auditors, any internal auditors and the executive officers of the Company.

The Audit and Finance Committee shall be responsible for the appointment of independent auditors, discussing the scope of the auditor’s examination, reviewing financial statements and consulting with the independent auditors on the adequacy of internal controls. The ultimate accountability of the independent auditors is to the Audit and Finance Committee and to the Board of Directors as representatives of the Company’s stockholders. The Audit and Finance Committee shall also be responsible for providing oversight with regard to the Company’s debt and credit arrangements, acquisitions, divestitures and proposals for changes in the Company’s capitalization and financing strategies. In fulfilling its duties, the Audit and Finance Committee shall have the authority, to the extent deemed necessary or appropriate, to retain outside legal, accounting or other advisors. The Company shall provide funding, as determined by the Audit and Finance Committee, for compensation payable to the independent auditors for the purpose of rendering or issuing an audit report, and to advisors employed by the Audit and Finance Committee.

The Chairman of the Audit and Finance Committee shall have demonstrated experience in accounting and/or financial management. The Audit and Finance Committee shall meet at least three times during the year for the purposes of performing its duties. The Audit and Finance Committee shall meet in separate executive sessions with management, the internal auditors and the independent auditors as needed. The purpose and duties of the Audit and Finance Committee shall include, but not be limited to, the following:

➢	To have the sole authority and responsibility to select, appoint or replace the independent auditors;

➢	To establish, review and evaluate the activities of the independent auditors and the internal audit function. The Audit and Finance Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting);

➢	To review the annual audited financial statements of the Company with management and the independent auditors, prior to publication, and recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K;

➢	To review the quarterly financial results of the Company with management and the independent auditors prior to the earnings release and filing of the Quarterly Report on Form 10-Q;

➢	To discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit and quarterly reviews;

➢	To review recommendations of the independent auditors and responses of management;

➢	To review, discuss and confirm the independence of the independent auditors and the matters included in the written disclosures required by the Independence Standards Board, and pre-approve all audit services and permitted non-audit services, including the fees and terms of such services;

➢	To evaluate the lead partner of the independent auditor, and ensure rotation of the lead partner;

➢	To review and discuss the Company’s financial reporting, loss exposures and asset control with management and the independent auditors;

➢	To direct and supervise any special investigations the Committee deems necessary;

➢	To review the financial constraints within which the Company will operate, such as debt-equity ratio, coverage of fixed charges, and other financial ratios;

➢	To review Company debt and credit arrangements;

➢	To assist management with the development of appropriate financing strategies, including the review of proposals for obtaining additional capital funds or other changes in the capitalization of the Company;

➢	To review investment banker relationships and investor relations activities;

➢	To review and approve a report of the Audit and Finance Committee required by the rules of the Securities and Exchange Commission to be included in the proxy statement for each annual meeting;

➢	To review and approve, every three years, the publication of the Audit and Finance Committee Charter as an attachment to the Company’s proxy statement;

➢	To establish procedures for receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

➢	To review and approve all related party transactions; and

➢	To review and assess the adequacy of and update, if necessary, this Audit and Finance Committee Charter annually.

The Vice President and Chief Financial Officer will have a dotted line reporting relationship to the Audit and Finance Committee and will be responsible for providing the Audit and Finance Committee with data, analysis, special reports and other forms of assistance as may be requested by the Audit and Finance Committee from time-to-time. The Audit and Finance Committee shall report the results of its deliberations, actions and observations to the Board of Directors of the Company.

While the Audit and Finance Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit and Finance Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Audit and Finance Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Company’s corporate policies.

The following individuals currently serve as members of the Audit and Finance Committee of the Company’s Board of Directors:

Sidney R. Petersen (Chairman)

William G. Ferko

Robert Sroka

Sypris Solutions, Inc.

Suite 450

101 Bullitt Lane

Louisville, Kentucky 40222

Revocable Proxy for Annual Meeting of Stockholders to be held on May 2, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF SYPRIS SOLUTIONS, INC.

The undersigned appoints Robert E. Gill and Jeffrey T. Gill, and each of them, as proxies for the undersigned, with full power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sypris Solutions, Inc. (the “Company”) to be held at 101 Bullitt Lane, Lower Level Seminar Room, Louisville, Kentucky on Tuesday, May 2, 2006, at 10:00 a.m. local time, or any adjournment thereof, as follows, hereby revoking any proxy previously given.

To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

(Continued and to be signed on reverse side)

Ù        FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL        Ù

SYPRIS SOLUTIONS, INC.

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card authorizes the proxies named on the front of this proxy card to vote all shares of Common Stock of Sypris Solutions, Inc. that you are entitled to vote.

[Computer Picture]	Through the Internet, access the World Wide Web site http://www.eproxyvote.com/sypr/ and follow the instructions.

[Telephone Picture]	Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

[Envelope Picture]	Completing, dating, signing, detaching and mailing the above proxy card in the postage-paid envelope included with the Proxy Statement.

You can vote by phone or via the Internet at any time prior to 11:59 p.m. EDT on May 1, 2006. You will need the number printed in the box at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.

SYPRIS SOLUTIONS, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ☐

                            [             ]

Use this number to vote by phone or Internet

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS SUPPLIED, THE PROXY WILL BE VOTED “FOR” ALL THE NOMINEES LISTED IN ITEM 1.

1.	Election of the following Class I director nominees for three-year terms expiring in 2009:

Nominees:	01-John F. Brinkley
02-Robert E. Gill
03-William L. Healey

The Board of Directors recommends a vote “FOR” all the above nominees.

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

(INSTRUCTIONS: TO WITHHOLD AUTHORITY
TO VOTE FOR ANY INDIVIDUAL NOMINEE,
WRITE THAT NOMINEE’S NAME ON THE
SPACE PROVIDED ABOVE.)

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

Date:	, 2006
SIGNATURE(S)
SIGNATURE(S)

Please sign as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.